Buyer	Manufacturer

Supply Agreement

Dated Effective

April 2, 2002

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made and entered into effective April 2, 2002 ("Effective Date"), by and between Com21, a Delaware corporation, ("Com21") and Southern Information Systems, a Republic of China corporation ("SIS") (together, the "Buyer") and ASUSTeK Computer Inc., a Republic of China corporation (the "Manufacturer") (each a "Party" and collectively the "Parties").

RECITALS

  Com21 is engaged in the business, among others, of the development, manufacture, marketing and sale of cable modem products for various markets worldwide.

  Manufacturer is and has been engaged in the business, among others, of manufacturing its customers' products on a contract basis.

  SIS is engaged in the business of system integration in telecommunication and has agreed to act as the purchasing representative between Com21 and Manufacturer in consideration of the fee to be paid to SIS in accordance with Schedule 10.1. Together, Com21 and SIS shall act as Buyer under this Agreement. Each Buyer shall be jointly and severally liable for the other Buyer's obligations under this Agreement.

  The Parties intend by this Agreement to provide for Manufacturer to manufacture certain products (as set forth in Section 1.22) incorporating Com21's software and the Manufacturer's hardware.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

Agreement

1. DEFINITIONS

In addition to the definitions appearing elsewhere in this Agreement, the following words and phrases shall have the meanings indicated:

1.1 "Affiliates" shall mean any entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting powers of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority or otherwise having power to control such entity's general activities, but only for so long as such ownership or control shall continue.

1.2 "Ancillary Technology" shall mean all test programs, tooling, fixtures, and other items provided to Manufacturer by Com21 as described on Schedule 1.2.

1.3 "Com21 Software" shall mean that software developed by or licensed to Com21 to be incorporated into a Product.

1.4 "Create" when used with reference to Proprietary Information means to conceive, make, develop, reduce to practice, author, or otherwise materially and substantially contribute to the existence of such Proprietary Information, such that the Proprietary Information that results can be fairly and reasonably attributed in whole or in material part to such contribution. Other forms of the word "Create" (e.g., Created, Creation, etc.) shall have substantially the same meaning as required by the context. Proprietary Information that is "Created Jointly" shall apply to all Proprietary Information that (i) qualifies for patent protection in any jurisdiction under which jurisdiction's laws the signature or cooperation or identification of more than one Party or their respective employee(s), agent(s) or contractor(s), as an inventor, is appropriate or required, or must or should be sought or made in connection with any related application, to obtain such protection, or (ii) was Created in whole or in material part by employee(s), agent(s) or contractor(s) of both Parties acting in concert or cooperation.

1.5 "Delivery Leadtime" shall mean the number of days between the date a Purchase Order is delivered by Com21 to Manufacturer and the date the relevant Product is delivered to the appropriate delivery location.

1.6 "Derivative" shall mean (i) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (ii) for patentable or patented material, any improvement thereon; and (iii) for material which is protected by or is a Trade Secret or is otherwise Proprietary Information, any new material derived from such existing Trade Secret material or Proprietary Information, including but not limited to new material which may be protected by copyright, patent or Trade Secret.

1.7 "Disclose" shall mean to use, deliver, communicate or provide, or to use or benefit in any way or form including, by way of example and without limitation, in writing; electronically; in machine readable form; by demonstration; in tangible form; by access to plans, diagrams or equipment; or orally. Other forms of the word "Disclose" (e.g., Disclosure, Discloses, etc.) shall have substantially the same meaning as required by the context.

1.8 "Disclosing Party" shall mean a Party hereto that discloses its Proprietary Information to the other Party.

1.9 "Dispose" shall mean to practice, make, have made, use, license, grant rights to sublicense, lease, sell, Disclose, assign, encumber, dispose or otherwise exercise an incident of ownership. Other forms of the word "Dispose" (e.g., Disposition, Disposal, etc.) shall have substantially the same meaning as required by the context.

1.10 "Effective Date" shall mean the date of execution of this Agreement as first above written.

1.11 "Flexibility Parameters" shall have the meaning described in Schedule 6.2.

1.12 "Incorporate" shall mean include as a constituent part. Other forms of the word "Incorporate" (e.g., Incorporated, etc.) shall have substantially the same meaning as required by the context.

1.16 "Invention" shall mean any invention, discovery, process, art, method (including mathematical algorithms), machine, manufacture, composition of matter, or improvement thereof, whether or not patented or patentable, to the extent that it is or is qualified to be the subject of an intellectual property right or intellectual property protection under the laws of any applicable jurisdiction under any applicable legal theory, including but not limited to rights or protections under patent, trade secret, or copyright laws or principles.

1.17 "LIBOR Rate" shall mean the rate appearing on the Telerate page 3750 or on any successor page as the London Interbank offered rate for deposits in US dollars.

1.18 "Made Known" shall mean made known, received, developed, possessed or communicated, at any time before or after the Effective Date. "Rightfully Made Known" shall mean Made Known without, and "Wrongfully Made Known" shall mean Made Known with, any violation of any legally protectable and/or enforceable express or implied right, title, duty or obligation of the owner of such Proprietary Information or third Parties from, by or through whom such knowledge passed.

1.19 "Manufacture's Hardware" shall mean the printed circuit assembly developed by Manufacturer and incorporated into a Product.

1.20 "Owning Party" shall mean a Party to the extent that such Party has an ownership interest in any Proprietary Information.

1.21 "Part" shall mean any materials, parts or components used in the Products.

1.22 "Product" shall mean any of those products identified in Schedule 1.22 attached to this Agreement incorporating Com21's Software and Manufacturer Hardware.

1.23 "Product Performance Specifications" shall mean the required performance specifications for each Product, including but not limited to, testing requirements, performance requirements, Product dimensions, and operating environment, as described in Schedule 1.23.

1.24 "Proprietary Information" shall mean information or material relating to the existing or prospective business of Manufacturer, Com21 or third parties or to this Agreement, any information contained therein or Created therefrom, and any Derivatives thereof, including, by way of example and without limitation, technical, and/or business information such as processes, methods, techniques, systems, subroutines, source code, object code, the Com21 Software, Root Keys, documentation, diagrams and flow charts, analyses (including computer simulations), results, reports and information of all kinds Disclosed in writing by the Disclosing Party to the Receiving Party to permit the Parties to perform their obligations under this Agreement. "Proprietary Information" shall also include Inventions, Works and Trade Secrets. Proprietary Information shall not include any information or material to the extent that the Receiving Party proves by a preponderance of the evidence that such information or material has been or becomes:

1.24.1 Rightfully Made Known to the Receiving Party without obligation of confidence;

1.24.2 Rightfully Made Known to third parties who are neither under obligation of confidence nor who treat such Proprietary Information confidentially;

1.24.3 Known to the Receiving Party before the time of disclosure or is publicly available at the time of disclosure;

1.24.4 Known to the general public through no act or omission of the Receiving Party in breach of this Agreement;

1.24.5 Independently developed by the Receiving Party without use of the Confidential Information; or

1.24.6 Required to be disclosed pursuant to a court order, provided the Receiving Party, at the request and expense of the Disclosing Party, uses reasonable efforts to limit such disclosure to the extent requested.

1.25 "Proprietary Rights" shall mean, in any country, (i) the right to file patent applications and any rights under patent applications; (ii) rights under a grant of letters patent or any similar form of statutory protection for inventions, such as utility model protection and industrial design protection; (iii) rights under copyright, trade secret, mask work or trademark law; and (iv) any other protectable intellectual property rights.

1.26 "Prototype" shall mean a pre-production or pilot prototype, engineering or design sample, or production verification prototype.

1.27 "Purchase Order" shall mean a Com21 purchase order issued to Manufacturer through SIS pursuant to the provisions of this Agreement.

1.28 "Receiving Party" shall mean a Party hereto that receives Proprietary Information of the other Party hereto.

1.29 "Root Key" shall mean Com21's DOCSIS and EuroDOCSIS root key signed manufacturer certificates and code verification certificates.

1.30 "Standard Material Cost" shall mean the unburdened current cost of inventory. This should accurately reflect the cost of material to Manufacturer net of any discounts, rebates, favorable payment terms, and the like.

1.31 "Term" shall mean the period of time that begins on the Effective Date and ends upon Termination.

1.32 "Termination" means the time at which this Agreement terminates as provided or referenced in Paragraph 24.

1.33 "Trade Secret" shall mean information Made Known to either Party, that is maintained by a Party in reasonable confidence such that it is not generally known and used in the Party's industry, and which gives or may give the Party a competitive, technical or other business advantage over the other Party, or third parties, who do not possess, know or use it.

1.34 "Work" shall mean a work of authorship protectable under the copyright laws of an applicable jurisdiction, or a mask work protectable under the semiconductor chip protection laws of any applicable jurisdiction.

2. PURCHASE AND SALE OF PRODUCTS

During the Term and subject to the provisions of this Agreement, Manufacturer shall manufacture and deliver or provide to Buyer, and Buyer shall purchase from Manufacturer, Products, and such other goods and services as this Agreement requires or as the Parties may otherwise mutually agree in writing.

3. PRODUCT PERFORMANCE SPECIFICATIONS

Manufacturer shall comply with the Product Performance Specifications for the Products as detailed in Schedule 1.23.

4. PRODUCTION CAPABILITY

4.1 Capacity

During the Term and as otherwise provided in this Agreement, Manufacturer shall maintain the labor, materials and facilities necessary to produce and deliver to Buyer all Products, services, activities and other things required of Manufacturer under this Agreement. The Parties will amend Schedule 1.22 ("Products") to appropriately manage end-of-life, inactive or discontinued Products.

4.2 Materials

Manufacturer shall provide or acquire all Parts necessary to perform Manufacturer's obligations under this Agreement.

4.3 Product Manufacture

Manufacturer shall manufacture, assemble and test each Product in accordance with the Product Performance Specifications at a Manufacturer facility that has been approved by Com21 in writing.

Manufacturer shall not subcontract or delegate any portion of the manufacture, assembly or testing of the Products to third parties without Com21's express written approval, which may be granted or withheld by Com21 in its sole discretion.

Manufacturer shall not, without Com21's prior written approval, include electronic components in the Products: (i) which have a component manufacturer's date code which is older than one (1) year from the date such component is first delivered to Manufacturer, provided however, that for any such Parts with a date code older than one (1) year from the date such component is first delivered to Manufacturer, Manufacturer shall perform such solderability and other tests as may be required by the Manufacturing Specifications or best commercial practice. Manufacturer shall keep documentation sufficient to verify its compliance with this Paragraph 4.3 and shall promptly provide such documentation to Com21 upon request.

4.3.1 Initiated by Manufacturer

If Manufacturer wishes to initiate a change to a Product Performance Specification or the Manufacturer Hardware, Manufacturer shall furnish to Com21 a proposed change notice ("Proposed Change Notice") together with information regarding factors that may affect implementation, and cost associated with implementation (one-time and on-going). Manufacturer shall supplement the Proposed Change Notice with such additional information as Com21 may reasonably request at any time ("Supplemental Information"). Com21 shall not be deemed to have completed its assessment, and shall be under no obligation to respond to a Proposed Change Notice, until Com21 has received and analyzed the Proposed Change Notice, the Supplemental Information, and such other information regarding the business, financial and technical particulars as Com21 may in its sole discretion deem necessary or advisable. Com21 may decline any Proposed Change Notice in Com21's absolute discretion. If Com21 wishes to implement an engineering change as described in Manufacturer's Proposed Change Notice, Com21 shall issue a final change notice to Manufacturer.

For change requests initiated by Manufacturer, Manufacturer will be responsible for all tooling and other costs incurred and will reimburse Com21 for all expenses incurred by Com21 to qualify changes to such materials, locations or processes that are requested by Manufacturer, except as the Parties may otherwise expressly agree in writing.

4.4 Manufacturer's Relationship with vendors

Manufacturer shall make its best efforts to manage its relationships with vendors in a manner that will enhance long-term relationships with such vendors and produce benefits for both Manufacturer and Com21. Manufacturer shall use reasonable efforts to manage relationship with vendors in a manner that will not adversely impact the long-term relationships that Com21 has developed with the vendors.

Without limiting the foregoing, Manufacturer shall, make its best efforts to, work with vendors to reduce leadtimes and Standard Material Costs, and provide to Com21 any information relating to Part quality, technology trends, and such other information that Manufacturer may have and Com21 may reasonably require to maintain a competitive position in its markets.

5. FORECASTS

Within three (3) business days after the Effective Date, Com21 shall deliver to Manufacturer a non-binding, forward looking, three (3) month rolling forecast ("Forecast") for orders of the Products, and update such Forecast from time to time during the Term, but no less frequently than once each calendar month. Each Forecast shall state Com21's anticipated orders for each Product during the Forecast period.

6. PURCHASE ORDERS

6.1 Submission; Content

From time to time during the Term, Com21 may deliver Purchase Orders to Manufacturer through SIS in writing, via telefax or electronically, via procedures to be mutually agreed or in the same manner as specified in this Agreement for the delivery of notices. Such Purchase Orders shall include the following information ("Basic Information"), as and if applicable, and such other information as may be relevant to such Purchase Orders:

6.1.1 Deliverables (which shall include Com21 part number(s));

6.1.2 Quantities of each deliverable;

6.1.3 Unit and total prices then in effect;

6.1.4 Delivery date(s) within the applicable Product Delivery Leadtime;

6.1.5 Delivery location(s);

6.1.6 Any special packaging or shipping requirements.

Any terms, conditions or information appearing on or accompanying any of Buyer's or Manufacturer's purchase orders or acknowledgments or related correspondence, other than the Basic Information, shall be of no effect unless (i) expressly permitted under this Agreement, or (ii) Com21 and Manufacturer expressly agree otherwise in a separate, signed writing.

6.2 Delivery Leadtimes

Delivery Leadtimes for each Product shall be determined by the Product's applicable delivery category specified on, and subject to change as provided in, the attached Schedule 6.2.

6.3 Confirmation.

For all Products, Manufacturer shall notify Buyer of receipt of a Purchase Order by telephone or facsimile (and promptly confirm in writing) within two (2) business days after receipt of Buyer's Purchase Order.

6.4 Order Acceptance.

A Purchase Order in the form described in Paragraph 6.1 above, which complies with the terms of this Agreement, (a "Complying Order") shall be deemed accepted by Manufacturer upon receipt regardless of whether or not confirmed or acknowledged by Manufacturer as provided in Paragraph 6.3. Manufacturer shall not be obligated to accept a Purchase Order that is not a Complying Order, nor shall Manufacturer be obligated to accept a Purchase Order which states quantities in excess of those Forecast and Flexibility Parameters (any of the foregoing a "Non-Complying Order"), and such a Non-Complying Order shall not be deemed accepted by Manufacturer unless Manufacturer expressly accepts it in writing. If Manufacturer determines that any Purchase Order is a Non-Complying Order, Manufacturer shall notify Buyer as described in Paragraph 6.3 above, and the Parties shall use their mutual reasonably diligent efforts to cause the Purchase Order to be a Complying Order, at which time it shall be deemed accepted by Manufacturer and Manufacturer shall so confirm to Buyer in writing.

6.5 Purchase Order Changes

6.5.1 Buyer shall be entitled to cancel any Purchase Order in whole or in part, or change all or any part of the Basic Information applicable to any Purchase Order, by delivering notice thereof to Manufacturer in the same manner as a Purchase Order may be delivered, and Manufacturer shall comply with any such change or cancellation. Any such change or cancellation shall be without liability to Buyer if it is within the Flexibility Parameters and, if it is not, such change or cancellation shall be subject to any relevant liability as described in Schedule 6.2.

6.5.2 For increases or decreases in quantities ordered which fall outside of the parameters set forth in Schedule 6.2, Manufacturer agrees to use best efforts to accommodate Buyer's requested changes.

7. DELIVERY.

7.1 For purposes of this Agreement, a Product shall be deemed delivered "on time" if it conforms to the relevant warranty and acceptance criteria, was produced in conformity with the applicable Product Performance Specification, and is delivered to the required delivery location or common carrier, as applicable, on or not more than three (3) days before the delivery date specified in the applicable Purchase Order.

7.2 If a delivery is not on time, or if Manufacturer reasonably expects to make a delivery that is not on time, Manufacturer shall promptly notify Buyer, and unless the delay is caused by Buyer, shall at no additional cost to Buyer employ accelerated measures such as material expediting fees, premium transportation costs, or labor diversion or overtime required to meet the specified delivery date or minimize the lateness of deliveries.

7.3 For deliveries to Com21, Manufacturer shall deliver Products F.O.B. Manufacturer's plant to carrier(s) and freight forwarder(s) of Com21's choosing addressed to the delivery location specified in the relevant order, and shall insure against normal transportation risks. The cost of shipment and insurance shall be added to the amount payable by Buyer.

7.4 Title and risk of loss to all Products shall pass to Buyer upon delivery to the common carrier at Manufacturer's plant.

8. LABELING AND PACKAGING

8.1 Com21 shall provide to Manufacturer all necessary specifications, identification and artwork for the labeling of the Products and packaging under the applicable label.

8.2 Manufacturer shall package and label all Products as specified by Com21 in the Product Performance Specification, without additional cost to Buyer. Where Com21 does not specify packaging and shipping requirements in the Product Performance Specification, Manufacturer shall package and ship Products to Com21 in a manner which (i) follows Com21's written instructions, (ii) follows good commercial practice, (iii) is acceptable to common carriers for shipment, and (iv) is adequate to ensure safe arrival. Manufacturer shall mark the outside of each shipment container with the applicable Com21 part numbers and necessary handling and lifting information. Each shipment shall be accompanied by a packing slip and source inspection acceptance report which will include Com21's part numbers, Purchase Order and the quantity shipped. Manufacturer further agrees to label the Products consistent for United States custom requirements for country of manufacture as well as to provide revision code and manufacturing date code labeling for the Products in the location and format specified by Com21.

8.3 If Com21 requests additional marking or labeling information on, or packaging for, the Products which is not specified in the Product Performance Specifications and which results in a change in the cost of materials or production, Com21 and Manufacturer shall negotiate an equitable price adjustment in good faith.

8.4 Manufacturer shall not pack different Products or different configurations of the same Products in the same shipment container.

9. ACCEPTANCE OR REJECTION

9.1 Source Inspections.

Upon prior written notice to Manufacturer, Com21 or its authorized representative(s) may conduct source inspections of the Products at Manufacturer's facility at which Products are being manufactured, during Manufacturer's normal business hours. Such inspections shall be based upon IPC-A-610 Class 2; MIL STD. 105, .65 AQL, Normal Inspection, Level II; and such other standards as Com21 may reasonably elect. (Note: Com21 may require a more stringent standard (IPC-A-610 Class 3) for specific products. In that event, Com21 and Manufacturer will discuss and agree on additional charges if any. For those products, inspections shall be based on IPC-A-610 Class 2.) The Parties shall mutually agree upon the timing of such inspections, which shall be conducted in a manner that does not interfere with Manufacturer's operations. Manufacturer shall provide sufficient facilities for persons conducting such source inspections. If any Product fails the test procedure set forth in the Product Performance Specifications, Com21 may reject the entire lot of any such Products, and Manufacturer shall promptly take all steps necessary to correct such failures.

Immediately upon any rejection resulting from a source inspection, Manufacturer shall identify the cause of the failure and shall promptly take all reasonable steps to correct any such failure.

9.2 Incoming Inspections.

Com21 may inspect all Products within forty-five (45) days after its receipt of such Product ("Rejection Period") and may reject any Product that fails to meet the Product Performance Specifications.

Com21 may also reject any quantity of goods shipped by Manufacturer in excess of those ordered, or which are delivered more than three (3) days before the scheduled delivery date. However, such overshipments or early shipments, to the extent accepted, shall be subject to all of the terms and provisions contained in this Agreement.

If Com21 rejects any Products, Com21 shall notify Manufacturer in writing or follow the RMA procedure described in Paragraph 15.3 within the Rejection Period. Manufacturer shall promptly credit Buyer's account for all Products rejected by Com21 and returned to Manufacturer. SIS shall immediately pass on any such credits to Com21.

9.3 General.

Manufacturer shall (i) provide Corrective Action Reports as specified in Schedule 12.1 unless otherwise specified by Com21 in the Quality Plan for the applicable Products, and (ii) record date codes, serial numbers, electronic serial numbers ("ESN numbers") and corrective action for all Products rejected by Com21.

Notwithstanding anything to the contrary contained in this Agreement, inspection or failure to inspect the Products upon Delivery shall not affect Buyer's rights under the warranty provisions of this Agreement.

10. PRICING, PAYMENT, AND COST REDUCTION

10.1 Prices

10.1.1 The initial unit prices to be paid by Buyer for Product(s) are set forth in Schedule 10.1 attached to this Agreement.

10.1.2 During the term of this Agreement, adjustments to the unit prices and representation fees, if any, for the Products will be made on an ongoing basis in accordance with the provisions of Schedule 10.1.

10.1.3 Except as otherwise provided in this Agreement, unit price includes all charges for the Product(s), any related deliverable items and services, and packaging, including but not limited to, power adaptor, reference CD, setup sheet, warranty statement, Ethernet and USB cables, labels and packaging.

***------------------------***

Redacted Material Omitted Pursuant to a Request for Confidential Treatment.

***-----------------------***

10.3 Taxes

Where the law permits, Manufacturer shall treat Com21 as exempt from applicable state and/or local sales tax for Product(s) purchased pursuant to this Agreement. Where required by state or local law, Com21 shall provide Manufacturer with a valid reseller's exemption certificate for each taxing jurisdiction to which Manufacturer ships Product(s). When Com21 purchases Products for internal use pursuant to this Agreement, Com21 shall notify Manufacturer and shall pay any applicable sales tax to Manufacturer.

10.4 On time Payment by Com21

Com21 shall make on time payment when invoice is due. Com21 shall not hold its payment for the reasons that Manufacturer's Products not passed by receiving department.

10.5 Late Payment

10.5.1 If SIS does not receive the PO Balance as required in Section 10.2, then SIS shall notify Com21 and Com21 shall have five (5) days to make payment. If Com21 fails to pay the PO Balance at the end of such notice period, SIS may take the following necessary steps:

(i) SIS will hold future shipments until payment and interest (as described in 10.5.1(ii)) are received.

(ii) SIS will charge Com21 1% interest per month on amounts not paid when due and such interest shall be calculated on the number of days such payment is delinquent.

(iii) Neither SIS nor Manufacturer shall be responsible for late shipments caused by Com21's late payment to SIS.

10.5.2 If Com21 fails to pay the PO Balance within thirty (30) days of receipt of notice from SIS that the PO Balance is late:

(i) Upon SIS's request, Com21 shall return all purchased Products in Com21's inventory to SIS or ship to the designated place per SIS's instruction without any refusal. Com21 shall be responsible for such additional shipping cost; or

(ii) SIS may refuse to issue future letters of credit to Manufacturer on Com21's behalf until such payment is received. If SIS is allowed to delay issuance of a letter of credit pursuant to this Section 10.5.2(ii), the provisions of Section 10.2.1 shall not apply to SIS.

11. RECORDS, AUDITS AND REPORTS

11.1 Manufacturer shall keep complete, correct and accurate books of account containing all records that are required according to Manufacturer's business processes and policies or as required to verify performance under this agreement. Records shall be maintained for a minimum of two (2) years.

Manufacturer shall within three (3) business days after Buyer's request made at any time and from time to time provide to Buyer :

11.1.1 A report that identifies, by part number, quantity and such other attributes as are relevant, all finished goods, work in progress, Parts and other items held or ordered by Manufacturer (i) for which Buyer is or may become liable to pay Manufacturer under any provision of this Agreement, and (ii) in addition to the foregoing, those that Manufacturer intends to use in producing Products.

11.1.2 Access to the following types of information with respect to Manufacturer's performance of its obligations under this Agreement: component Standard Material Costs; component business awards where such awards are specified by Com21; labor time standards; yield data at board test and final test; rework and scrap rates; corrective action reports (CARs), internal audit results, supplier performance ratings; lot tracking/status information; factory cycle-time; component lead times; freight costs; inventory visibility; ECO tracking and effectiveness; and summaries of shipments and billings.

11.1.3 For the verification of component pricing, Manufacturer shall provide Com21 Standard Material Cost data for components.

11.2 Manufacturer shall permit Com21's customers reasonable access to data regarding quality, yield data at board test and final test, rework and scrap rates, lot tracking/status information, summaries of shipments, and such other non-financial manufacturing information as Com21's customers may reasonably require to confirm Com21's compliance with such customers' reasonable manufacturing requirements.

11.3 By the tenth business day of each month, Com21 shall provide to SIS a monthly inventory report for the previous month showing the quantity of Products in Com21's inventory at the beginning and end of the month、number of Products sold, and Com21 customer back orders of Product This inventory report will help SIS to understand whether or not Com21 is properly controlling its inventory.

12. QUALITY ASSURANCE

12.1 Quality Improvement Plan

In addition to the Quality Plans that are part of each Product Performance Specification, Manufacturer shall establish, maintain and manage a Quality Improvement Plan for each Product that is consistent with (i) the provisions of Schedule 12.1, and (ii) standard industry practices, to ensure that the overall reliability, quality and performance objectives stated in the relevant Product Performance Specification is achieved.

12.2 ISO9000 Certification

Manufacturer shall manufacture the Product(s) at a facility that maintains ISO 9000 certification.

12.3 Other Requirements

From time to time during the Term, Com21 may request in writing that Manufacturer obtain such other certifications and meet such other manufacturing, security, facility and other requirements as Com21 may specify.

13. REGULATORY COMPLIANCE

Manufacturer represents and warrants that its manufacturing facilities will comply, its manufacturing processes will be conducted in accordance, and its performance under this Agreement shall comply, with all applicable federal, state and local statutes, laws and regulations.

14. PRODUCT WARRANTY; EPIDEMIC FAILURE

14.1 Performance Warranty.

Manufacturer warrants to Buyer that Product(s) furnished by Manufacturer to Buyer under this Agreement, and their production, (a) shall conform to the Product Performance Specifications, and (b) shall be free from defects in material and workmanship furnished by or through Manufacturer under normal use and operation for a period of sixteen (16) months from the date of delivery by Manufacturer to Buyer.

14.2 Epidemic Failure

In the event that, at any time within two (2) years after Delivery, more than one percent (1%) of any given Product sold and delivered to Com21 within any six (6) month period fails to operate properly due to a similar defect then an Epidemic Failure shall be deemed to have occurred. The defect may result from problems with materials, workmanship, manufacturing processes, and/or design to the extent that Manufacturer was responsible for design. Upon written notice by Com21 to Manufacturer of any Epidemic Failure, Manufacturer shall promptly develop a plan to eliminate the problem in all continuing production and to correct the problem in all affected units of Product previously sold and delivered to Com21 during said two (2) year time period. Manufacturer shall submit such plan to Com21 for Com21's acceptance. Upon receiving Com21's approval of such plan, Manufacturer shall implement the corrective action at its expense. If such plan is not acceptable to Com21, then Com21 can require Manufacturer to repair or replace the affected Product at Manufacturer's cost. Manufacturer agrees to use reasonable efforts to complete the repair or replacement of the affected Product within twenty (20) days after written notice of such Epidemic Failure is provided to Manufacturer. For epidemic failures that are affecting current production, Manufacturer shall identify the problem and develop a plan to solve it within twenty four (24) hours of Com21's written notice.

In the event of an epidemic failure due to a common cause which is neither (A) otherwise covered by the previous Paragraph; nor (B) due to the Product Performance Specifications; the Parties will use reasonable efforts to determine, address and resolve such failure and its consequences.

14.3 Warranty Exclusions

The warranties set forth in this article shall not apply to any claims, problems or defects which are the result of designs specified in the Product Performance Specifications, normal wear and tear, mishandling, misuse, neglect or improper testing or repair by other than Manufacturer or its authorized representative. These warranties shall survive inspection, acceptance and payment.

THE WARRANTIES CONTAINED IN THIS ARTICLE ARE IN LIEU OF, AND MANUFACTURER EXPRESSLY DISCLAIMS AND BUYER WAIVES ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR USE.

15. WARRANTY CLAIMS AND REPAIR

15.1 Buyer shall promptly notify Manufacturer of any breach or alleged breach of the warranties contained in Paragraph 14. Manufacturer and Com21 shall follow the RMA procedure described in Paragraph 15.3 below to return to Manufacturer Product(s) that are defective or that need repair or replacement. Manufacturer, at Manufacturer's expense, shall either replace or repair Products which are or become defective during the warranty period and Deliver the Products to the location designated by Com21 within ten (10) working days after Manufacturer's receipt of the rejected Product(s).

15.2 In connection with warranty repair or replacement, Manufacturer shall:

15.2.1 Record and report to Com21, in writing, date codes, serial numbers, and corrective action for all Product(s) returned for repair or replacement;

15.2.2 Furnish Corrective Action Reports as required by Schedule 12.1;

15.2.3 Update Product(s) to the latest engineering change level;

15.2.4 Pay all Com21's shipping costs associated with repaired or replaced Products returned to Com21;

15.2.5 Repair or rework any given Product not more than two (2) times;

15.2.6 Retest Products as specified in the manufacturing standards prior to a redelivery;

15.2.7 Return repaired, reworked or replacement Products in separate shipments from Com21's scheduled Product orders; and

15.2.8 Provide statistics to Com21 on no problem found (or "NPF") returns on a quarterly basis.

15.3 RMA Procedure

To return a Product to Manufacturer as provided by Paragraphs 9 and 15, Com21 shall, request in writing, including by fax or email, a Return Material Authorization ("RMA") number from Manufacturer. Manufacturer shall provide the RMA number in writing to Com21 within two (2) business days after receipt of any written request.

After receipt of the written RMA number, Com21 shall return to Manufacturer the rejected or defective Product, freight collect and properly insured, in its original shipping carton (if available) with the RMA number displayed on the outside of the carton.

Manufacturer shall, at Com21's written request, provide Com21 with pre-issued RMA numbers.

16. PARTS SUPPLY

16.1 By Manufacturer

Manufacturer shall, upon Com21's written request made at any time and from time to time, sell to Com21 or its subcontractors:

16.1.1 During the Term of this Agreement, all finished goods, work in progress, Parts and other items held or ordered by Manufacturer (i) for which Buyer is or may become liable to pay Manufacturer under any provision of this Agreement; and (ii) in addition to the foregoing, those that Manufacturer intends to use in producing Products. The prices for any items shall not exceed what Buyer's liability would have been for the items as described in Schedule 6.2 if Buyer had canceled its orders for Products.

16.1.2 During the Term of this Agreement, Parts Buyer may reasonably require for all Products purchased by Buyer from Manufacturer. Prices for the Products shall not exceed Manufacturer's Standard Material Cost for procuring the Parts. Buyer acknowledges that prices for Parts shall be subject to adjustment for increased costs in procurement of materials and manufacturing after cessation of production of the Product for which such Parts are supplied.

16.2 Discontinued Parts.

In addition to its obligations under Paragraph 16.1 above, Manufacturer shall: (i) inform Buyer of all last-time buy notifications for Parts promptly (typically within 48 hours) upon Manufacturer's receipt of such notifications; (ii) advise Buyer if a last-time buy is the most economical procurement strategy for such Parts as to which such a notification is received (especially custom Parts which may require tool maintenance and set-up charges that far outweigh piece part Standard Material Costs); and (iii) assist Buyer as reasonably requested to negotiate supply of any Parts subject to a last-time buy. Buyer may then buy, and Manufacturer will supply, such quantities as Buyer deems necessary to fulfill the remainder of its Product support requirements (i.e., "last-time buy.") If Buyer determines that a final buy is not financially favorable due to the length of the remaining support period for the Part(s), Manufacturer will assist Buyer in finding a third party supplier that can continue to support the Part(s) through manufacturing.

16.3 Restricted Materials and Last Time Buys.

Any Parts ordered or obtained by Manufacturer from or for Buyer that are subject to restricted, limited or otherwise problematic availability, including those that are subject to last-time buy or limited allocation, shall be held and used by Manufacturer exclusively to perform its obligations under this Agreement.

16.4 By Com21

Manufacturer shall purchase, and assist Com21 to Dispose of, Parts from Com21's inventory before purchasing such Parts from other sources. All purchases will be priced at the Standard Material Cost used to establish product pricing or at a price that the Parties shall mutually agree. Other terms and conditions will be consistent with Manufacturer's sale of Product to Buyer. Manufacturer will continue to buy these Parts from Com21 until the supply is exhausted or until no forecasted requirements exists for the Parts. In the event that Manufacturer does not purchase Com21 inventory in accordance with the foregoing, (i) Com21 shall be deemed to have sold inventory on such Parts to Manufacturer and shall immediately take a credit against invoices due Manufacturer; and (ii) in no event shall such Parts be, or be deemed to be, Excess Inventory or Obsolete Inventory.

17. PROPERTY FURNISHED TO Manufacturer BY Com21

17.1 Com21 Property

Unless otherwise agreed in writing by Com21, and notwithstanding the provisions of Paragraph 17, all designs, specifications, drawings, special dies, molds, patterns, jigs, fixtures and any other property furnished to Manufacturer by Com21, or specifically paid for by Com21, for use in the performance of this Agreement shall be and remain the sole property of Com21, shall be marked as Com21 directs to evidence its ownership thereof, shall be subject to return to Com21 or other disposition at any time upon Com21's written instruction, shall be used exclusively in the furnishing for Com21 of goods and/or providing of services for Com21 and shall, in the case of tangible property, be insured by Manufacturer, at Manufacturer's expense, while in its custody or control in an amount equal to the replacement cost thereof, with loss payable to Buyer. Manufacturer shall furnish to Com21 a copy of the policy or certificate of such insurance upon demand. Manufacturer shall execute and deliver to Com21 such other or further agreements relative to property furnished by Com21 to Manufacturer as may be requested in writing by Com21. With respect to such property, Manufacturer at its expense shall (i) obtain any consumable material required for its operation, (ii) perform all routine maintenance, and (iii) perform all repairs necessitated by accident, misuse, abuse or neglect. Com21 shall be responsible to perform or pay for repairs due to reasonable wear and tear, provided that Manufacturer first notifies Com21 of the need for such repairs and cooperates with Com21 regarding the nature and source of such repairs. Manufacturer shall, upon Com21's written request, furnish to Com21 a written report listing the Com21 property in Manufacturer's possession.

17.2 Technology License

Com21 grants to Manufacturer a revocable, non-exclusive, non-transferable, non-sublicenseable, royalty-free license to possess, use and have used the Ancillary Technology exclusively for Com21's benefit; and.

17.3 Buyer Trademark License

Subject to the terms and conditions of this Agreement, Com21 hereby grants to Manufacturer a personal, non-exclusive, non-sublicensable, non-transferable, royalty-free, license to use during the Term such Com21 trademarks as may reasonably relate to the Products ("Com21 Marks"), to the extent reasonably required to perform Manufacturer's obligations under this Agreement.

Manufacturer hereby acknowledges and recognizes Com21's exclusive worldwide ownership of the Com21 Marks and agrees not to take any action inconsistent with such ownership. Manufacturer acknowledges that its use of the Com21 Marks pursuant to this Agreement and any goodwill established thereby shall inure to the sole benefit of Com21.

Manufacturer shall support Com21 in policing the use of the Com21 Marks and shall cooperate with Buyer in protecting the Com21 Marks, including cooperating in becoming a registered user of such Com21 Marks. Such cooperation by Manufacturer shall be at the sole expense of Com21. Manufacturer shall promptly notify Com21 of any infringement of the Com21 Marks that comes to Manufacturer's attention.

Manufacturer shall not attempt to register with any trademark office, anywhere in the world, any trademark or other mark that is confusingly similar to any of the Com21 Marks or that otherwise infringes or dilutes any of the Com21 Marks.

Manufacturer shall not modify any Product bearing a Com21 Mark in such a manner as to detract from the favorable reputation enjoyed by the Com21 Marks. Manufacturer shall not take or permit to be taken any actions which would detract from the goodwill or favorable reputation associated with the Com21 Marks.

18. INTELLECTUAL PROPERTY OWNERSHIP

Except as expressly agreed by the Parties in this Agreement, or in a formal written amendment to this Agreement signed by duly authorized officers of each Party:

18.1 Ownership of Proprietary Information that is Created solely by one Party.

The "Owning Party" for purposes of this Agreement of all Proprietary Information owned by a Party or Created solely by a Party, whether before or after the Effective Date, shall be determined as follows:

18.1.1 All Proprietary Information which is not a Derivative of any Proprietary Information of the other Party shall be the sole and exclusive property of, and be deemed the Proprietary Information of, the Party who owned or Created the Proprietary Information.

18.1.2 All Proprietary Information which is a Derivative of any Proprietary Information of the other Party but which is not a Derivative of any Proprietary Information of the Party who so Creates, shall be Disclosed in writing to the other Party by the Party who so Created, and shall be deemed the Proprietary Information of the other Party.

18.1.3 All Proprietary Information which is a Derivative of any Proprietary Information of the other Party, and which is also a Derivative of any Proprietary Information of the Party who so Creates, shall be Disclosed in writing to the other Party by the Party who so Created, and shall be the Parties' joint property.

18.2 Ownership of Proprietary Information that is Created Jointly by the Parties.

Except as provided in Paragraph 18.6, the "Owning Party" for purposes of this Agreement of all Proprietary Information Created Jointly by the Parties, whether before or after the Effective Date, shall be determined as follows:

18.2.1 All Proprietary Information Created Jointly by the Parties which is a Derivative of any Proprietary Information of one Party who so Creates, and which is not a Derivative of any Proprietary Information of the other Party who so Creates, shall be Disclosed in writing to the Party from whose Proprietary Information it is a Derivative or whose Proprietary Information it incorporates, and shall be deemed the Proprietary Information of such Party.

18.2.2 All Proprietary Information Created Jointly by the Parties which is a Derivative of any Proprietary Information of one Party who so Creates, and which is also a Derivative of any Proprietary Information of the other Party who so Creates, shall be Disclosed in writing by each Party to the other, and shall be the Parties' joint property.

18.2.3 All Proprietary Information Created Jointly by the Parties which is not a Derivative of Proprietary Information of either such Party, shall be Disclosed in writing by each Party to the other, and shall be the Parties' joint property.

18.3 Ownership of any other Proprietary Information.

18.3.1 Ownership, whether solely by any Party or jointly by the Parties, and all related rights in, to and of, all Proprietary Information that is Created under circumstances not specified in Paragraph 18.1 or 18.2 above shall be agreed upon by the Parties in good faith and, failing such agreement, shall be submitted to arbitration.

18.4 Effect of Joint Ownership on Disposition of Proprietary Information.

Except as provided herein, either Party shall be free to Dispose of any Proprietary Information that is such Party's joint property, as determined under this Agreement, independently of and without accounting to any other Party therefore, subject always to the other Party's equal and concurrent right to likewise so Dispose of such joint property, provided always, that neither Party may Dispose of such joint property to the extent that such Disposition would result in or require Disclosure of the other Party's Proprietary Information of which the joint property was a Derivative or which is Incorporated in the joint property, if any.

18.5 Effect of Joint Ownership on Patent and Copyright Prosecution and Enforcement.

18.5.1 Either Party who jointly owns any Proprietary Information, as determined under this Agreement, shall cooperate with any other Party who jointly owns such Proprietary Information (i) in filing and prosecuting applications for patent and copyright protection of any jointly owned Proprietary Information that is reasonably subject to such protection in any jurisdiction any such Party deems appropriate, and (ii) in enforcing patent rights and copyrights in such Proprietary Information against others in any jurisdiction the requesting Party deems appropriate.

18.5.2 Notwithstanding Paragraph above, neither Party may file or prosecute nor require any other Party to cooperate in the filing or prosecution of an application for patent protection or copyright, and neither Party may enforce or require any other Party to cooperate in enforcing patent rights and copyrights for patent protection or copyright, to the extent that such filing, prosecution, cooperation or enforcement would result in or require public or otherwise damaging Disclosure of any the other Party's Proprietary Information of which the joint property is a Derivative or which is Incorporated in the joint property, if any.

18.5.3 Any Party requesting cooperation under Paragraph 18.5.1 or Paragraph 18.5.2 above shall bear all expenses associated therewith, except that the Parties who jointly own any Proprietary Information, as determined under this Agreement, shall equally bear the expense of filing and prosecuting applications for patent protection in the United States of America of such jointly owned Proprietary Information.

18.6 As between the parties, Com21 retains and shall exclusively own all title to (except as expressly licensed herein), and rights (including all patent rights, copyright rights, mask work rights, trade secret rights, contract rights and all other intellectual property and proprietary rights anywhere in the world) and interest in the Com21 Software, any other software or firmware contained in the Products, documentation and all modifications, improvements and derivative works (by whomever produced) thereof. Manufacturer hereby makes any assignment necessary to accomplish the foregoing ownership provision. Com21 will have the exclusive right to, and, at Com21's expense, Manufacturer agrees to assist Com21 in every proper way (including, without limitation, becoming a nominal party) to, evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain and defend such proprietary rights. Manufacturer will execute all documents Com21 may reasonably request in writing for such purposes.

18.7 As between the parties, Manufacturer retains and shall exclusively own all title to (except as expressly licensed herein), and rights (including all patent rights, copyright rights, mask work rights, trade secret rights, contract rights and all other intellectual property and proprietary rights anywhere in the world) and interest in the Manufacturer Hardware and all modifications, improvements and derivative works (by whomever produced) thereof.

18.8 Limitation on Transfer of Proprietary Information. Except as expressly provided herein, nothing in this Agreement shall operate to create or transfer an ownership, license or other proprietary interest in any Proprietary Information, nor require the Disclosure by an Owning Party of any of its Proprietary Information, nor restrict, inhibit or encumber any Owning Party's right or ability to Dispose of, use, distribute, Disclose or disseminate in any way its own Proprietary Information or to release or modify by further agreement the obligations of the other Party or Others with respect to such Owning Party's Proprietary Information.

19. CONFIDENTIALITY

19.1 A Receiving Party shall, with respect to an Owning Party's Proprietary Information:

19.1.1 Restrict access thereto to such of its employees and consultants who need to know it in order for the Receiving Party to perform its obligations under this Agreement and who agree to be bound by an obligation of confidence no less protective of the Disclosing Party's Proprietary Information than the provisions of this Agreement;

19.1.2 Not use Proprietary Information disclosed to it pursuant to this Agreement for any purposes other than those expressly permitted by this Agreement; and

19.1.3 Not disclose Proprietary Information disclosed to it pursuant to this Agreement to any third Party.

19.2 Each Receiving Party shall protect the Disclosing Party's Proprietary Information using at least the same degree of care it employs to avoid disclosure of its own Proprietary Information of a similar nature, provided such degree of care is not less than reasonable under the circumstances. The obligations and restrictions provided in this Paragraph 19 shall survive expiration or termination of this Agreement.

19.3 A Disclosing Party's Proprietary Information and any tangible or electronic medium on or by which it is or has been Disclosed to, possessed, or reproduced by the Receiving Party, shall at all times be the Disclosing Party's sole and exclusive property. The Disclosing Party may at any time, by written notice, revoke in whole or in part any permission given to the Receiving Party under this Paragraph 19 to use, possess or Disclose its Proprietary Information. Upon such revocation, or upon any written request, the Receiving Party shall immediately and unconditionally deliver to the Disclosing Party all of the Disclosing Party's Proprietary Information and any tangible or electronic medium on or by which it is or has been Disclosed to, possessed, or reproduced by the Receiving Party.

19.4 Except as otherwise provided in this Agreement, the Disclosure of Proprietary Information shall not be construed as granting the Receiving Party any rights with respect to the other Party's Proprietary Information or any license under any patents, patent applications, copyrights and/or other intellectual property rights to which the Disclosing Party may then or thereafter own or hold licensing rights.

19.5 Disclosure of any Proprietary Information by a Receiving Party hereunder shall not be precluded if such Disclosure is (a) in response to a valid and legally-enforceable order of a court or other government body or any political subdivision thereof; or (b) otherwise required by law, provided, however, that the Receiving Party before making such Disclosure must first (i) immediately upon receipt of such order notify the Disclosing Party of such order; and (ii) make and cooperate with the Disclosing Party in making, if available under applicable law, a good faith effort to obtain a protective order or other appropriate determination against or limiting disclosure or use of the Proprietary Information.

19.6 Each Disclosing Party shall endeavor to affix or incorporate in any tangible Proprietary Information it Discloses to the Receiving Party an appropriate statement identifying the information as the Disclosing Party's Proprietary Information, such as "[Disclosing Party] Proprietary Information", or "[Disclosing Party] Confidential Information", or words of like meaning, clearly expressed. The Disclosing Party shall, after Disclosing Proprietary Information other than in tangible form, endeavor to: (i) promptly confirm the Disclosure, (ii) reduce the Proprietary Information to writing and (iii) identify the information as the Disclosing Party's Proprietary Information in the manner described above. However, the Disclosing Party's failure to so affix or incorporate or confirm shall not affect such information's or material's character as the Disclosing Party's Proprietary Information under this Agreement.

20. INTELLECTUAL PROPERTY INDEMNIFICATION

20.1 By Manufacturer

Manufacturer shall defend, indemnify and hold harmless Buyer and its Affiliates from and against any costs, expenses, damages, judgments and liabilities of any kind, including reasonable attorneys' fees and costs, arising from or related to any claim, suit or other action against Buyer and its Affiliates to the extent such claim, suit or action is based upon an assertion that (i) the Manufacturer Hardware, Manufacturer's Proprietary Information or any portion thereof, or (ii) the Product(s) where such claim, suit or action relates to the Manufacturer Hardware or Manufacturer's Proprietary Information; infringe any third party's copyright, trade secrets, patent, trademark and/or trade name, and Manufacturer shall pay the amount of the settlement or the costs, damages and attorneys' fees and costs finally awarded by a court in any such suit or action, provided that Buyer:

20.1.1 promptly gives Manufacturer written notice of any such claim or threatened or actual suit or action;

20.1.2 gives Manufacturer sole control of the defense and settlement of such claim, suit or action and related settlement negotiations; and

20.1.3 cooperates in the defense of such claim, suit or action.

In the event that in any such suit or action an injunction is entered prohibiting the purchase or sales of any Product(s) by Buyer and its Affiliates, Manufacturer, at its expense, shall (i) procure for Buyer and its Affiliates the right to continue to purchase, sell, market, use and have others sell, market and use the Manufacturer Hardware, Manufacturer's Proprietary Information and/or the Product(s); or (ii) replace or modify the Manufacturer Hardware or Manufacturer's Proprietary Information such that Manufacturer or Buyer may manufacture or have manufactured Product(s) that are non-infringing while still conforming to the applicable Product Performance Specification(s).

20.2 By Buyer.

Buyer shall defend, indemnify and hold harmless Manufacturer and its Affiliates from and against any costs, expenses, damages, judgments and liabilities of any kind, including reasonable attorneys' fees and costs, arising from or related to any claim, suit or other action against Manufacturer or any of its Affiliates to the extent such suit or claim is based upon an assertion that (i)the Buyer Software, Buyer's Proprietary Information, Buyer Components provided by Buyer or any portion thereof or (ii) the Product(s) where such claim, suit or action relates to the Buyer software or Buyer's Proprietary Information; infringe any third party's copyright, trade secrets, patent, trademark and/or trade name, and Buyer shall pay the amount of settlement or the costs, damages and attorneys' fees and costs finally awarded by a court in any such suit or action, provided that Manufacturer:

20.2.1 gives Buyer notice of any such claim or threatened or actual suit or action;

20.2.2 gives Buyer sole control of the defense and settlement of such suit, claim or action and related settlement negotiations; and

20.2.3 cooperates in the defense and settlement negotiation of such suit, claim or action.

Notwithstanding the preceding sentence, Buyer shall have no obligation to Manufacturer regarding any such claim, suit or action to the extent that such claim, suit or action is caused by, arises from or is attributable to (i) any unauthorized modification of the Buyer Proprietary Information by Manufacturer; (ii) or Manufacturer's unauthorized modifications to the Product(s).

20.3 General.

In performing its obligations under this Agreement, each Party agrees that it will not knowingly infringe any patent, copyright, mask work right or trade secret of any third party.

This Paragraph 20 shall survive the expiration or termination of this Agreement in any manner whatsoever. This Paragraph 20 specifies the exclusive remedies of the parties for any alleged infringement or misappropriation of any intellectual property rights of any third party by the Manufacturer Hardware or Manufacturer Proprietary Information provided by Manufacturer to Buyer pursuant to this Agreement and by the Products, Product Performance Specifications, Buyer Software, Buyer Proprietary Information or Buyer Components provided by Buyer pursuant to this Agreement.

21 LIMITATION OF LIABILITY

NO PARTY HERETO WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO IT (IN THE CASE OF MANUFACTURER) OR (IN THE CASE OF BUYER) PAID OR OWED BY IT HEREUNDER DURING THE TWELVE (12) MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE OR (II) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA. Regardless of the foregoing, this Paragraph shall not apply to either Party's breach of the following Paragraphs-13, 17.2, 17.3, 18, 19, and 20.

22 INSURANCE

Manufacturer shall, at its own expense, maintain comprehensive general liability insurance (including product liability and broad form contractual liability) for not less than $5,000,000 per occurrence, during the term of this Agreement and for five (5) years thereafter. Such insurance shall (i) be in a form and with a carrier or carriers reasonably acceptable to Buyer, (ii) list Buyer as an additional named insured, and (iii) provide that such insurance may not be canceled or altered so as to affect the interest of any of the foregoing without at least thirty (30) days' prior written notice to Buyer. Promptly following execution of this Agreement, Manufacturer shall deliver to Buyer satisfactory evidence of such insurance coverage, or an equivalent self-insurance program.

23 TERM OF THE AGREEMENT

This Agreement shall be effective for a period of one (1) year commencing on the Effective Date, unless earlier terminated in accordance with its terms. Thereafter, this Agreement shall be automatically renewed on its anniversary dates for successive one (1) year terms subject to a Party providing written notice to the other Party no later than sixty (60) days prior to any such anniversary date of such Party's intent not to renew in which event this Agreement shall terminate at the end of the then current term.

24 TERMINATION

24.1 This Agreement may be terminated:

24.1.1 For Cause.

24.1.1.1 By Com21, in the event of Manufacturer's material breach of this Agreement, which within thirty (30) days of Com21's written notice thereof is neither (i) cured, nor (ii) the subject of a mutually agreed plan to cure, provided, however, that if a material breach is not capable of being cured, Com21 may terminate with immediate effect.

24.1.1.2 By Manufacturer, in the event of Buyer's material breach of this Agreement, which within thirty (30) days of Manufacturer's written notice thereof is neither (i) cured, nor (ii) the subject of a mutually agreed plan to cure, provided, however, that if a material breach is not capable of being cured, Manufacturer may terminate with immediate effect.

24.1.2 For Convenience, without cause by Com21 or Manufacturer, upon not less than ninety (90) days advance written notice to the other Party, notwithstanding Paragraph 23.

24.2 Contents of Notice of Termination

When a Party is permitted or required to give written notice of termination under Paragraph 24.1.1 above, such notice shall state with reasonable particularity the nature of the breach, the steps required to cure if such breach is by its nature curable, and either (i) the Party's intent to terminate this Agreement if a curable breach is not cured, or (ii) the Party's election to immediately terminate the Agreement if the breach is not curable.

24.3 Effect of Termination and Notice of Termination

24.3.1 Neither the expiration nor Termination of this Agreement shall relieve a Party of any obligation previously accrued, nor any obligation accruing or arising thereafter under the following Paragraphs of this Agreement and any other paragraphs that by their terms so provide: 1 ("Definitions"), 11 ("Records, Audits and Reports"), 14 ("Product Warranty; Epidemic Failure"), 15 ("Warranty Claims and Repair"), 16 ("Parts Supply"), 18 ("Intellectual Property Ownership"), 19 ("Confidentiality"), 21 ("Intellectual Property Indemnity"), 24 ("Termination"), 25 ("Emergency Manufacture Rights") and 27 ("General").

24.3.2 Upon Manufacturer's termination of this Agreement as provided in Paragraph 24.1.1.2, Manufacturer at Buyer's written request shall continue to supply the Products to Buyer, subject to commercially reasonable terms and conditions of sale, for a period of twelve (12) months following such termination.

24.3.3 Upon or after any notice of termination or any Termination, (i) Manufacturer will identify to Buyer any Products, Parts, finished goods, work in progress, components or other material for which Buyer is or may become liable under the terms of this Agreement to pay Manufacturer, and (ii) Manufacturer at Buyer's written request will sell and deliver to Buyer those Parts and assemblies as required under Schedule 6.2 and such other items as Buyer may elect to purchase, at the price determined under this Agreement.

24.3.4 Upon any Termination, Manufacturer shall complete the production of any Products for which Manufacturer has accepted a Purchase Order as of the effective date of such Termination and deliver such completed Products to Buyer within thirty (30) days of the effective date of such Termination provided, however, that if this Agreement was terminated by Com21 for Manufacturer's default under Paragraph 24.1.1.1, Com21 may direct Manufacturer to refrain from completing such production and in such event Buyer shall be under no obligation, under this Paragraph 24.3.4 or otherwise under this Agreement, to pay Manufacturer for any such items or any portions or components thereof. With respect to purchase orders for components that will not be utilized to manufacture Products as set forth above in this Paragraph 24.3.4, Manufacturer shall not cancel any purchase order accepted by its suppliers for the purchase of Parts, without Buyer's prior written authorization.

24.3.5 Upon any Termination, Com21 shall have a perpetual, non-exclusive, royalty-free license to use and have used the Product Performance Specifications for Product-related purposes to the extent such use is not otherwise permitted under the terms of this Agreement. Regardless of the foregoing, in no event will Com21 have a license to use or disclose any Manufacturer Inventions or Trade Secrets.

24.3.6 Within fifteen (15) days after a notice of termination is given by either Party to the other, or at least thirty (30) days before any expiration of this Agreement, Manufacturer shall provide Com21 with all relevant information concerning its outstanding Purchase Orders for Parts. Com21 may, on or before the effective date of such termination or expiration, elect, in addition to any other rights Com21 may have under this Agreement, none, any one, or a combination of the following options:

24.3.6.1 To purchase from Manufacturer some or all Parts.

24.3.6.2 Direct Manufacturer to cancel, to the extent possible, some or all of the outstanding purchase orders for Parts; or

24.3.6.3 Obtain from Manufacturer an assignment of Manufacturer's rights and obligations under the outstanding purchase orders Parts.

If Buyer instructs Manufacturer to cancel any Manufacturer purchase order for Parts under Paragraph 24.3.6.2, (i) Manufacturer agrees to use reasonable efforts to cancel such purchase order; (ii) Manufacturer shall use reasonable efforts to negotiate an equitable settlement with its suppliers concerning Manufacturer's financial liability due to the cancellation of such purchase order for Parts; and (iii) if Manufacturer is unable to cancel any outstanding purchase order for Parts, Buyer shall be liable for Manufacturer's direct financial liability for such purchase orders and/or their cancellation as provided in Schedule 6.2.

24.4 Termination of Services. Subject to this Section 24, SIS may terminate its services under this Agreement at any time, provided that SIS has provided Com21 and Manufacturer with at least ninety (90) days advance written notice of its intention to terminate. SIS shall use its best efforts to effect a smooth transition between SIS and its successor, if any.

25 Emergency Manufacturing Rights

25.1 Manufacturer agrees to negotiate in good faith with Com21 to grant Com21 the royalty-bearing, non-exclusive license in a certain area to use or have used the intellectual property rights in Manufacturer's Proprietary Information for the manufacture, sale, use or other disposition of the Products, if any of following cases occurs:

25.1.1 Manufacturer merges with a third party or has all or substantially all of its assets or stock acquired by a third party, without the prior written consent of Com21, such consent not to be unreasonably withheld;

25.1.2 Manufacturer is liquidated or dissolved;

25.1.3 Manufacturer becomes insolvent, files a voluntary petition in bankruptcy/insolvency law, makes an assignment for the benefit of its creditors or an involuntary petition in bankruptcy/insolvency is filed against Manufacturer, or a receiver or trustee is appointed for substantially all of Manufacturer's assets;

Upon the agreement of emergency manufacturing rights executed by both Com21 and Manufacturer, Manufacturer will without delay and at Com21's request, submit to purchase an updated and reproducible set of the complete manufacturing and testing documentation of the Products as well as technical development environment such as, but not limited to, compilers. As far as software is concerned, the manufacturing documentation comprises one source code and one object code.

26 REPRESENTATIONS

Each Party represents to the other that: (i) it has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; (ii) it has the rights, licenses, permits and power to perform all obligations incurred by it under this Agreement; (iii) the execution, delivery and performance of this Agreement are duly authorized; (iv) this Agreement has been duly executed and delivered by it and is a valid and binding obligation of it; and (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or violate its charter and by-laws, any other contract or agreement to which it is a party, any applicable law or any order or judgment of any court or governmental authority. Manufacturer represents that all Product(s) purchased and sold pursuant to this Agreement shall be (i) free from any liens or encumbrances and (ii) manufactured, labeled, packaged, sold and Delivered in accordance with all applicable United States federal, state and local laws, orders, regulations, codes and standards (whether or not specifically referenced elsewhere in this Agreement).

27 GENERAL

27.1 Force Majeure.

Neither Party shall be liable to the other Party if the performance of any of its obligations under this Agreement is prevented or delayed because of causes beyond its reasonable control including, without limitation, fire, strike, war, insurrection, act of God, law, regulation and embargo of government agency, riot, severe weather, restriction on the use of power or any other cause beyond its reasonable control and not due to such Party's own fault or negligence (an "Excusable Delay"). A Party shall be excused from its performance to the extent caused by such Excusable Delay; provided that such Party (i) gives notice of the Excusable Delay to the other Party promptly after its occurrence, (ii) uses its reasonable efforts (including executing any disaster plan) to overcome, mitigate and remove the cause of the event preventing or delaying performance, (iii) continues the performance of all its obligations under this Agreement that are not prevented or delayed and (iv) upon cessation of the Excusable Delay, promptly performs or completes performance of the obligations which were prevented or delayed. Notwithstanding the foregoing, if Manufacturer's performance is delayed for more than thirty (30) days due to Excusable Delay, Com21 shall have the right to temporarily and reasonably procure from any other supplier Product(s) which Manufacturer is unable to supply, provided, Com21 obtains consent from the Manufacturer, such consent not to be unreasonably withheld.

27.2 Assignment; Binding Effect.

No Party shall assign or transfer this Agreement or any rights and obligations hereunder without the other Parties' prior written consent, such consent not to be unreasonably withheld. This Agreement and the transactions and other instruments provided for herein shall be binding upon and inure to the benefit of the Parties, their legal representatives, successors, and permitted assignees.

27.3 Governing Law and Legal Actions.

This Agreement shall be governed by and construed under the laws of the State of California and the United States of America without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the courts having within their jurisdiction the location of Com21's principal place of business. Each Party hereby consents and waives any venue objections to the jurisdiction of such courts. The Parties agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California or federal law.

27.4 No Waiver.

A Party's (i) waiver of any performance by another Party, (ii) waiver of any condition of this Agreement, or (iii) consent to any breach of this Agreement by another Party, shall (a) be effective only if expressly set forth in a writing signed by the Party alleged to have waived or consented, and (b) not constitute or require an ongoing waiver of such performance or condition, or consent to any previous, different or subsequent breach, regardless of whether such performance, condition or breach is similar, identical or related, and regardless of the course of dealing which develops or has developed between the Parties.

27.5 Compliance with U.S. Government Export Controls.

If any Party exports any Product or any Proprietary Information, such Party shall comply with the United States Export Administration Act as amended from time to time, with the Export Administration Regulations promulgated from time to time thereunder, all other export laws and regulations of the United States and all amendments, modifications or additions thereto, including all laws and regulations relating to re-export.

27.6 Notices.

All notices, requests and other communications permitted or required to be given pursuant to this Agreement shall be in writing and shall be personally delivered, or sent by recognized delivery service or certified or registered mail with return receipt requested and with all postage prepaid, to the recipient Party at its address set forth below. Notices to be sent to Buyer shall be sent to Com21 and SIS concurrently.

Com21:	Manufacturer
Com21, Inc. Attention: CFO 750 Tasman Drive Milpitas, CA 95035	ASUSTeK Computer, Inc. Attn: Richard Chen, Account Manager 150, Li-Te Road Peitou, Taipei Taiwan, R.O.C.
With Copy To:	With Copy To:

Com21

Attn: Corporate Counsel

750 Tasman Drive

Milpitas, CA 95035

SIS:

Southern Information Systems

Attn:VP-Finance

No. 8, R&D Rd. III, Science-Based

Industrial Park, Hsinchu, Taiwan, R.O.C.

With Copy To:

President

No. 8, R&D Rd, III, Science-Based Industrial Park, Hsinchu, Taiwan, R.O.C.

ASUSTeK Computer, Inc. Attn: Jessica Chen, Legal Department 150, Li-Te Road Peitou, Taipei Taiwan, R.O.C.

Each such notice shall be effective upon delivery or when delivery is refused. Either Party may, by notice given in compliance with the provisions of this Paragraph 27.6, designate another address for receipt of notice.

27.7 Entire Agreement.

This Agreement, together with its schedules, constitutes the entire agreement of the Parties respecting its subject matter. It supersedes all prior and contemporaneous communications and understandings and agreements, written or oral, between the parties relative to its subject matter and merges all discussions between them. This Agreement may only be amended by subsequent written agreement which is duly executed by the Com21 and Manufacturer.

27.8 Severability

If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect provided, however, that the court shall have authority and jurisdiction to add to this Agreement a provision as similar in terms and intended effect to such severed provision as may be possible and be legal, valid, and enforceable. If, as a result of the foregoing, a Party's material benefits under this Agreement that would have existed but for the operation of the preceding sentence are materially impaired, such Party may at such Party's election thereafter terminate this Agreement on not less than three (3) months advance written notice to the other Party.

27.9 Effect of Title and Headings.

The title of this Agreement and the headings of its articles are included solely for convenience and shall not govern, limit or aid in the interpretation of any terms or provision of this Agreement.

27.10 Construction

The Parties acknowledge and agree that each Party has participated in the drafting and negotiation of all provisions of this Agreement, and each Party hereby waives and agrees not to assert that any ambiguity should be construed for or against the other Party(ies). Except as otherwise specified, references in this Agreement to Paragraphs and Schedules are to Paragraphs of, and Schedules attached to, this Agreement. Except where the context clearly requires to the contrary, "including" shall mean "including, without limitation".

27.11 Nature of Relationship

For the purposes of this Agreement, the Parties are deemed to be independent contractors. It is expressly agreed that this Agreement and the relationship between the Parties hereby established do not constitute a partnership, joint venture, agency or contract of employment. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, except as authorized in writing by the Party to be bound. No Party shall bind nor attempt to bind the other to any contract or to the performance of any obligation, nor represent to third parties that it has any right to enter into any obligation on another Party's behalf.

27.12 Publicity.

No Party shall make or issue any publicity, news release, public announcement or communication of any sort with the media, direct or indirect, written or oral, concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, not to be unreasonably withheld.

WITH INTENT TO BE BOUND, Buyer and Manufacturer have executed this Agreement on the dates indicated below.
Buyer:	Manufacturer:
Com21, Inc.	ASUSTeK Computer Inc.
By:	By:
Printed Name and Title:	Printed Name and Title:
Dated:	Dated:
Southern Information Systems By: _____________________________
Printed Name and Title:
Dated: _______________________